Select Energy Services Reports 2017 First Quarter Results

GAINESVILLE, Texas, May 17, 2017 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select"), a leading provider of total water solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended March 31, 2017. Subsequent to the first quarter, Select completed its initial public offering at $14.00 per share on April 26, 2017.

Revenue for the first quarter of 2017 was $99.9 million compared to $86.7 million in the fourth quarter of 2016 and $78.8 million in the first quarter of 2016. Net loss for the first quarter was $12.3 million as compared to a net loss of $24.7 million in the fourth quarter of 2016 and a net loss of $25.8 million in the first quarter of 2016. Adjusted EBITDA was $13.8 million in the first quarter of 2017 compared to $6.7 million in the fourth quarter of 2016 and $5.7 million in the first quarter of 2016. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss (a GAAP measure) in this release.

John Schmitz, Select's Chairman & CEO, stated, "We are pleased to have completed our IPO in April and to be publicly reporting our financial results for the first time. First quarter highlights included increased activity and demand for our services in several of our end markets, both in year-over-year and sequential comparisons. These increases were primarily attributable to a higher level of drilling and completions activity due to the improved commodity price environment. Additionally, we benefited from the growing trend by our customers to increase well completion intensity, which drives an increase in revenue per well.

"Another significant highlight occurred late in the first quarter with our acquisition of Gregory Rockhouse Ranch, Inc. and certain of its affiliates ("GRR"), a leading provider of water and water-related services to E&P companies in the Permian Basin. With this acquisition, we have enhanced our unique inventory of strategic water sources and valuable rights-of-way. The acquisition provides us with additional rights to a vast array of fresh, brackish and effluent water sources with access to significant volumes of water annually and established water transport infrastructure, including more than 900 miles of temporary and permanent pipelines and related storage facilities and pumps, all located in the northern Delaware region of the Permian Basin. We look forward to working with GRR's management and expect GRR to make a substantial contribution to our growth going forward.

"We are very proud of what our management team and hard-working employees have built over the past 10 years. We believe our differentiated service model and portfolio of strategic water sources, pipelines and infrastructure in all the major U.S. oil and gas shale basins will meet the needs for increased well completion intensity by our diversified customer base of major integrated and independent oil and gas companies for years to come," concluded Schmitz.

Conference Call

Select Energy Services has scheduled a conference call on Wednesday, May 17, 2017 at 5:00 p.m. eastern time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time, or live over the Internet by logging on to the web at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through May 24, 2017 and may be accessed by calling 201-612-7415 using passcode 13661529#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services is a leading provider of total water solutions to the U.S. unconventional oil and gas industry. Select provides for the sourcing and transfer of water (both by permanent pipeline and temporary pipe) prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment, flowback, hauling, and disposal. For more information, please visit http://selectenergyservices.com.

Forward Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect", "will", "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in the "Risk Factors" section of the prospectus we filed with the U.S. Securities and Exchange Commission on April 24, 2017, relating to our recently completed initial public offering.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

Contacts:	Select Energy Services
Gary Gillette, CFO & SVP
Justin Briscoe, SVP, Business Development
(940) 668-0259
IR@selectenergyservices.com

Dennard – Lascar Associates
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share data)

	Three Months Ended March 31,
	2017	2016
Revenue
Water solutions	$ 78,377	$ 62,289
Accommodations and rentals	9,515	8,514
Wellsite completion and construction services	12,033	8,036
Total revenue	99,925	78,839

Costs of revenue
Water solutions	60,621	51,534
Accommodations and rentals	7,923	6,238
Wellsite completion and construction services	10,419	6,862
Depreciation and amortization	21,204	26,142
Total costs of revenue	100,167	90,776

Gross profit (loss)	(242)	(11,937)

Operating expenses
Selling, general and administrative	9,957	8,980
Depreciation and amortization	446	634
Lease abandonment costs	1,863	-
Total operating expenses	12,266	9,614

Loss from operations	(12,508)	(21,551)

Other income (expense)
Interest expense, net	(730)	(3,367)
Other income (expense), net	1,064	(566)
Loss before tax expense	(12,174)	(25,484)
Tax expense	(106)	(309)

Net loss	(12,280)	(25,793)

Less: Net loss attributable to Predecessor	-	25,337
Less: Net loss attributable to noncontrolling interests	8,108	456

Net loss attributable to Select Energy Services, Inc.	$ (4,172)	$ -

Allocation of net loss attributable to:
Class A-1 stockholders	$ (3,363)
Class A stockholders	(809)
Class B stockholders	-
	$ (4,172)
Weighted average shares outstanding:
Class A-1 - Basic & Diluted	16,100,000
Class A - Basic & Diluted	3,870,194
Class B - Basic & Diluted	38,462,541
Net loss per share attributable to common stockholders:
Class A-1 - Basic & Diluted	$ (0.21)
Class A - Basic & Diluted	$ (0.21)
Class B - Basic & Diluted	$ -

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$ 8,048	$ 40,041
Accounts receivable trade, net of allowance for doubtful accounts of $2,203 and $2,144, respectively	103,180	75,892
Accounts receivable, related parties	279	135
Inventories	940	1,001
Prepaid expenses and other current assets	5,683	7,586
Total current assets	118,130	124,655
Property and equipment	756,124	739,386
Accumulated depreciation	(500,541)	(490,519)
Property and equipment, net	255,583	248,867
Goodwill	22,975	12,242
Other intangible assets, net	36,017	11,586
Other assets	8,410	7,716
Total assets	$ 441,115	$ 405,066

Liabilities and Equity
Current liabilities
Accounts payable	$ 13,012	$ 10,796
Accounts payable and accrued expenses, related parties	666	648
Accrued salaries and benefits	6,431	2,511
Accrued insurance	9,351	10,338
Accrued expenses and other current liabilities	24,031	22,091
Total current liabilities	53,491	46,384
Accrued lease obligations	17,282	15,946
Other long term liabilities	7,771	8,028
Long-term debt, net of current maturities	34,000	-
Total liabilities	112,544	70,358
Class A-1 common stock, $0.01 par value; 40,000,000 shares authorized; 16,100,000 shares issued and outstanding as of March 31, 2017 and December 31, 2016	161	161
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 4,077,970 shares issued and outstanding as of March 31, 2017; 3,802,972 shares issued and outstanding as of December 31, 2016	41	38
Class B common stock, $0.01 par value; 150,000,000 shares authorized; 38,462,541 shares issued and outstanding as of March 31, 2017 and December 31, 2016	385	385
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2017 and December 31, 2016	-	-
Additional paid-in capital	115,891	113,175
Accumulated deficit	(5,215)	(1,043)
Total stockholders' equity	111,263	112,716
Noncontrolling interests	217,308	221,992
Total equity	328,571	334,708
Total liabilities and equity	$ 441,115	$ 405,066

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities
Net loss	$ (12,280)	$ (25,793)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	21,650	26,776
(Gain) loss on disposal of property and equipment	(1,105)	622
Bad debt expense	334	158
Amortization of debt issuance costs	309	651
Equity-based compensation	643	308
Changes in operating assets and liabilities
Accounts receivable	(21,157)	18,994
Prepaid expenses and other assets	1,337	2,006
Accounts payable and accrued liabilities	2,333	(7,302)
Net cash (used in) provided by operating activities	(7,936)	16,420

Cash flows from investing activities
Acquisitions, net of cash received	(49,004)	-
Purchase of property, equipment, and intangible assets	(10,806)	(22,275)
Proceeds received from sale of property and equipment	1,753	2,736
Net cash used in investing activities	(58,057)	(19,539)

Cash flows from financing activities
Proceeds from revolving line of credit	34,000	8,500
Payments on long-term debt	-	(7,625)
Payment of debt issuance costs	-	(376)
Member distributions	-	212
Net cash provided by financing activities	34,000	711

Net decrease in cash and cash equivalents	(31,993)	(2,408)
Cash and cash equivalents, beginning of period	40,041	16,305
Cash and cash equivalents, end of period	$ 8,048	$ 13,897

Supplemental cash flow disclosure:
Cash paid for interest	$ 427	$ 2,711
Cash paid for taxes	$ 12	$ 208

Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$ 4,766	$ 28

Comparison of Non-GAAP Financial Measures

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures.

Our board of directors, management and investors use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)

Net loss	$ (12,280)	$ (24,713)	$ (25,793)
Interest expense	730	4,336	3,367
Depreciation and amortization	21,650	21,589	26,776
Tax (benefit) expense	106	(916)	309
EBITDA	10,206	296	4,659
Lease abandonment costs	1,863	6,254	-
Non-recurring severance expense	-	197	396
Non-recurring deal costs	748	-	(280)
Non-cash incentive compensation	643	-	309
Non-cash loss on sale of subsidiaries and other assets	309	(68)	622
Adjusted EBITDA	$ 13,769	$ 6,679	$ 5,706